Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports Third Quarter 2016 Financial Results

Q3 Revenue $22.5 million; Q3 EPS $(0.01); Cash balance up by $4.4 million; DataV operational in customer environment.

Bellevue, WA – November 10, 2016 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the third quarter and first nine months of 2016.

Jerry Chase, Bsquare President and CEO, commented, “During the third quarter we continued to make strong progress executing on our business transition, the result of which we believe will be an increasing percentage of our revenue generated by DataV, our own high-margin software offering. Toward that end, DataV is now operational within our launch customer, a global Fortune 500 industrial transportation company. As a result of that early success, and consistent with guidance provided in our last earnings call, cash balances were up significantly during the third quarter as we collected cash in line with contract milestones. We will recognize revenue over the contract period.”

Chase continued, “After the close of the third quarter, we secured additional DataV contract wins, providing further momentum for this important product. We are encouraged by our sales pipeline and will continue to invest accordingly.”

As noted in our second quarter release, we initiated a restructuring plan in July reducing the size of our engineering services organization. We expect this plan will result in approximately $2.6 million in annualized cost savings. These actions and the resulting severance and restructuring costs negatively impacted our Q3 results, and they were mostly completed during the third quarter of 2016. We incurred pre-tax restructuring charges of approximately $800,000 in the third quarter of 2016 with another $200,000 expected to be incurred in the current quarter.

Q3 2016 Financial Highlights

•	Revenue was $22.5 million, a 1% decrease compared to the second quarter of 2016 and a 15% decrease from the third quarter of 2015.
•

Net loss was $(0.1) million, or $(0.01) per share, compared to net loss of $(0.2) million, or $(0.02) per share, in the second quarter of 2016 and net income of $1.2 million, or $0.10 per share, in the year-ago quarter. Quarterly results were negatively impacted by the $800,000 restructuring charge within our engineering services group.

•	Adjusted EBITDAS* was $4,000, a decrease of $278,000 from the second quarter of 2016 and a decrease of $2.0 million from the third quarter of 2015.
•	Cash and investments at September 30, 2016 totaled $31.6 million, an increase of $4.4 million from June 30, 2016.

*Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

Additional DataV Metrics

•

2016 DataV GAAP revenue recognized through September 30, 2016 was $0.3 million, with 2016 DataV bookings of $4.3 million (which is a non-GAAP measure and is defined as new agreements signed with customers) and cash receipts from DataV contracts of $2.3 million.

•	DataV backlog was $4.0 million at September 30, 2016 (which is a non-GAAP measure and is defined as total DataV bookings less DataV revenue recognized to date).
•

Total GAAP deferred revenue on our consolidated balance sheet at September 30, 2016 was $3.2 million. This balance included DataV deferred revenue of $2.8 million, with $0.8 million classified as current and $2.0 million classified as long-term. The GAAP deferred revenue balances relating to our DataV sales do not represent the total contract value of our DataV agreements. DataV unbilled deferred revenue (which is a non-GAAP measure) was an additional $1.2 million at September 30, 2016, and represents future contract billings that have not been invoiced, and, accordingly, are not recorded in deferred revenue.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Bookings, backlog and unbilled deferred revenue are non-GAAP measures. These non-GAAP measures have been included because management believes they provide meaningful information related to our new DataV product sales, since revenue will often be recognized in periods later than those in which orders have been received or cash has been collected.

Details as follows (unaudited, dollars in thousands except per share amounts):

	Three Months Ended
	9/30/2016	6/30/2016	9/30/2015
Revenue:
Third-party Software	$18,226	$18,337	$20,790
Engineering Services	3,251	4,003	5,220
Proprietary Software	990	398	425
Total Revenue	22,467	22,738	26,435
Total Gross Profit	3,677	3,893	4,873
Gross Margins:
Third-party Software	16%	16%	15%
Engineering Services	-8%	15%	26%
Proprietary Software	96%	69%	74%
Total Gross Margin	16%	17%	18%
Total Operating Expenses	4,092	3,978	3,486
Net Income (Loss)	$(106)	$(185)	$1,245
Per Share-Diluted	$(0.01)	$(0.02)	$0.10
Adjusted EBITDAS*	$4	$282	$1,977
Cash and Investments EoQ**	$31,577	$27,148	$29,561

 Notes:

*Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

**Cash and Investments EoQ includes both short and long-term amounts (long-term at September 30, 2015 and June 30, 2016 was $250,000 and $0 at September 30, 2016).

Financial Commentary on Third Quarter 2016 Results (Compared to Second Quarter 2016)

•

Revenue from third-party software was $18.2 million, a decrease of 1% from $18.3 million in the second quarter of 2016, due primarily to lower sales of Microsoft software as a result of timing of customer purchases.

•

Engineering services revenue decreased $0.8 million, or 19%, to $3.3 million, while engineering services margin decreased by 23 percentage points to -8%. The margin decrease resulted from a combination of lower revenue and utilization rates resulting from the completion of several large projects and the recognition of approximately $0.8 million in restructuring costs.

•

The increase in cash and investments of $4.4 million during the third quarter of 2016 was primarily due to payments received from our first DataV sale, positive working capital changes and proceeds from the exercise of stock options. Days sales outstanding (DSO) increased to 80 days at September 30, 2016, from 78 days at June 30, 2016, 70 days at December 31, 2015 and 54 days at September 30, 2015. The DSO increase is a result of extended payment terms granted to a Fortune 100 customer.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

First Nine Months 2016 Financial Highlights

•

Revenue was $70.6 million, a 13% decrease compared to $81.6 million for the year-ago period, due primarily to decreases in third-party software sales, engineering services revenue and proprietary software sales.

•	Net income was $0.2 million, or $0.02 per share, a $4.7 million decrease compared to net income of $5.0 million, or $0.40 per share, in the first nine months of 2015.
•	Adjusted EBITDAS was $1.5 million, a decrease of $5.1 million compared to $6.6 million in the year-ago period.

Details as follows (unaudited, dollars in thousands except per share amounts):

	Nine Months Ended
	9/30/2016	9/30/2015
Revenue:
Third-party Software	$56,480	$63,914
Engineering Services	12,526	14,894
Proprietary Software	1,638	2,765
Total Revenue	70,644	81,573
Total Gross Profit	11,866	15,554
Gross Margins:
Third-party Software	16%	15%
Engineering Services	13%	24%
Proprietary Software	83%	87%
Total Gross Margin	17%	19%
Total Operating Expenses	11,717	10,420
Net Income	$209	$4,953
Per Share-Diluted	$0.02	$0.40
Adjusted EBITDAS*	$1,499	$6,581
Cash and Investments EoQ**	$31,577	$29,561

 Notes:

*Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

**Cash and Investments EoQ includes both short and long-term amounts (long-term at September 30, 2015 was $250,000 and $0 at September 30, 2016).

Financial Commentary on First Nine Months 2016 Results (Compared to First Nine Months 2015)

•

Revenue from third-party software was $56.5 million, a 12% decrease from $63.9 million recorded in the prior year period due to a $1.6 million decrease in sales of Windows Embedded operating systems and a $4.8 million decrease in sales of Windows Mobile operating systems.

•	Third-party gross profit was $8.9 million, a $0.7 million or 7% decrease from $9.6 million in the prior year period. The decrease was volume driven.
•

Engineering services gross profit was $1.6 million, a $2.0 million decrease from the prior year period, due to the decrease in revenue, lower utilization rates driven by the completion of a number of North American projects and recognition of approximately $0.8 million in restructuring costs in the third quarter of 2016.

•

Proprietary software gross profit was $1.4 million, a decrease of $1.0 million from $2.4 million in the prior year period. The decrease was due to sales of our legacy software in the first nine months of 2015 that exceeded the historical trend combined with a relatively fixed cost of sales.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

•

Operating expenses totaled $11.7 million, an increase of $1.3 million from $10.4 million in the prior year period. This increase was due to higher R&D and marketing spending on our new DataV software product line.

Q4 2016 Outlook

Management currently has the following expectations for Q4 2016:

•	DataV:
o

We anticipate additional DataV bookings, including an order for $4.8 million that was received in November from a major industrial firm. The first year of that order is valued at $1.9 million, with an optional four-year extension valued at $2.9 million. Additionally, Bsquare will be entitled to collect monthly per-app royalties once certain volume milestones have been achieved. DataV revenue will generally be recognized over the life of the contract.

o	Operating expenses will continue to reflect targeted increased investments in DataV R&D and sales and marketing in an effort to capitalize on a growing customer pipeline.
•	Total revenue will be in the range of $21 to $24 million.
•	Gross margin percentage for engineering services will continue to be lower than we have historically achieved as a result of our business transition to DataV.
•	Q4 GAAP net loss with implementation of our restructuring plan, including approximately $200,000 in estimated severance charges.

Additionally, management expects that its commitment to significant investments in DataV may result in net losses in upcoming quarters as Bsquare transitions to DataV. However, we expect that these investments will be funded by cash flow and investments on hand.

Conference Call

Management will host a conference call today, November 10, 2016, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-877-874-1569 or 1-719-325-4745 for international callers, and reference “BSQUARE Corporation Third Quarter 2016 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 9003013. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

About Bsquare Corporation

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making them intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software solutions can be deployed by a wide variety of enterprises to create business-focused Internet of Things (IoT) systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that help organizations of all types make IoT a business reality. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others: statements we make regarding expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments; and strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Internet of Things, and our product and service offerings more generally; the extent to which we are successful in gaining new long-term customers and retaining existing ones; our success in leveraging strategic partnering initiatives with companies such as Microsoft and Amazon Web Services; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:Investor Contact:

Jerry Chase, President and CEOLeslie Phillips

BSQUARE CorporationThe Blueshirt Group

+1 425.519.5900+ 1 415.217.5869

investorrelations@bsquare.comleslie@blueshirtgroup.com

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Bsquare, the Bsquare Logo, and DataV are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,346	$16,443
Short-term investments	19,231	13,280
Accounts receivable, net of allowance for doubtful accounts of $50 at September 30, 2016 and $62 December 31, 2015	19,808	19,009
Prepaid expenses and other current assets	459	580
Total current assets	51,844	49,312
Equipment, furniture and leasehold improvements, net	1,194	1,167
Restricted cash equivalents	—	250
Deferred tax assets	32	145
Intangible assets, net	493	594
Goodwill	3,738	3,738
Other non-current assets	54	52
Total assets	$57,355	$55,258
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$11,068	$11,789
Accounts payable	284	188
Accrued compensation	1,924	2,390
Other accrued expenses	741	1,277
Deferred rent, current portion	315	298
Deferred revenue	1,170	1,135
Total current liabilities	15,502	17,077
Deferred tax liability	85	97
Deferred rent	937	1,177
Deferred revenue	2,041	—
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 12,415,775 shares issued and outstanding at September 30, 2016 and 12,092,598 shares issued and outstanding at December 31, 2015	135,043	133,331
Accumulated other comprehensive loss	(907)	(869)
Accumulated deficit	(95,346)	(95,555)
Total shareholders’ equity	38,790	36,907
Total liabilities and shareholders’ equity	$57,355	$55,258

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Software	$19,216	$21,215	$58,118	$66,679
Service	3,251	5,220	12,526	14,894
Total revenue	22,467	26,435	70,644	81,573
Cost of revenue:
Software	15,281	17,698	47,901	54,732
Service	3,509	3,864	10,877	11,287
Total cost of revenue	18,790	21,562	58,778	66,019
Gross profit	3,677	4,873	11,866	15,554
Operating expenses:
Selling, general and administrative	3,283	3,174	9,693	9,120
Research and development	809	312	2,024	1,300
Total operating expenses	4,092	3,486	11,717	10,420
Income (loss) from operations	(415)	1,387	149	5,134
Other income, net	128	32	204	124
Income (loss) before income taxes	(287)	1,419	353	5,258
Income tax benefit (expense)	181	(174)	(144)	(305)
Net income (loss)	$(106)	$1,245	$209	$4,953
Basic income (loss) per share	$(0.01)	$0.10	$0.02	$0.42
Diluted income (loss) per share	$(0.01)	$0.10	$0.02	$0.40
Shares used in calculation of income (loss) per share:
Basic	12,310	11,959	12,189	11,867
Diluted	12,310	12,466	12,576	12,294

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Adjusted EBITDAS:
Operating income (loss) as reported	$(415)	$1,387	$149	$5,134
Depreciation and amortization	139	137	442	425
Stock-based compensation expense	280	453	908	1,022
Adjusted EBITDAS (1)	$4	$1,977	$1,499	$6,581
(1)

Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as operating income (loss) before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, BSQUARE regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999